Exhibit 99.1


          ADDvantage Technologies Group Moves Corporate Headquarters

Broken Arrow, O.K., March 30, 2006-ADDvantage Technologies Group (AMEX: AEY) announced today that it is in the process of relocating its corporate headquarters and the headquarters of its subsidiary, Tulsat, to 1221 E. Houston Street, Broken Arrow, OK 74012.

The new 100,000 square foot, 10-acre complex is approximately 1 mile from the company's current location. The new complex will enable Tulsat to consolidate most of its operations,increasing its overall efficiency. Tulsat will maintain its normal operations throughout the transition, which is anticipated to take approximately three months to complete.

Ken Chymiak, President and Chief Executive Officer of ADDvantage Technologies Group,stated, "We are excited about our new facility, which will help improve our overall efficiency and increase the level of customer service. This is a key step in managing our growth as we continue to serve the cable television industry as the leading distributor of new and refurbished equipment."


About ADDvantage Technologies Group

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of system-critical network equipment and hardware, and nationwide technical repair through its subsidiaries, Tulsat, Tulsat-Nebraska, NCS Industries, ComTech Services, Tulsat-Texas, Tulsat-Atlanta and Jones Broadband International.

The products ADDvantage offers are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems. These products are sold to customers in the CATV industry who provide an array of communications services, including television, high-speed data (Internet) and telephony, to single-family homes, apartments and institutions such as hospitals, prisons, universities, schools, cruise ships and others. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


For further information:                   KCSA Worldwide
Company Contact:                           Michael Cimini / Garth Russell
Ken Chymiak    (9l8) 25l-2887              (212) 896-1233 / (212) 896-1250
David Chymiak  (9l8) 25l-2887              mcimini@kcsa.com / grussell@kcsa.com